UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2020

Aberdeen Income Credit Strategies Fund

(Exact name of registrant as specified in its charter)

Delaware	811-22485	80-0660749
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1900 Market Street, Suite 200 Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

(800)-522-5465

(Registrant’s telephone number, including area code)

Avenue Income Credit Strategies Fund

399 Park Avenue, 6th Floor
New York, NY

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws

The Board of Trustees of Aberdeen Income Credit Strategies Fund (the “Fund”) has voted to approve Amended and Restated By-laws (the “By-laws”) effective December 8, 2020.  Apart from updating the Fund’s previously changed name and including formatting changes, the By-laws were amended to address the retirement age of Trustees. Section 4.01 of the Fund’s Amended and Restated Agreement and Declaration of Trust indicates that Trustees shall retire at age 72 except as provided in the By-laws of the Trust.  Previously, the By-laws required the Board or the Nominating Committee to approve an exception for a Trustee to be nominated or to serve beyond the age of 72. As amended, the By-laws provide that the Fund’s Retirement Policy in effect from time to time shall govern the age of retirement. The relevant section of the By-laws, as amended, is provided below.

Section 1.04(b)(iii). Trustees need not own Shares of the Trust. Each Trustee shall hold office until the earlier of (A) the expiration of his or her term and the election and qualification of his or her successor, (B) his or her death, (C) his or her resignation or (D) his or her removal. In determining the eligibility for nomination for election or appointment as a Trustee, the Nominating Committee, if the Trustees have constituted a Nominating Committee, or in the absence thereof, the Board of Trustees, shall apply the Fund’s Retirement Policy, as in effect from time to time.

Item 9.01.                              Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.		Exhibit Description

3.(ii)	—	Amended and Restated By-laws of Aberdeen Income Credit Strategies Fund effective December 8, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aberdeen Income Credit Strategies Fund

Date: December 11, 2020

	By:	/s/ Lucia Sitar
Lucia Sitar
Vice President

Exhibit Index

Exhibit No.		Exhibit Description

3.(ii)	—	Amended and Restated By-laws of Aberdeen Income Credit Strategies Fund effective December 8, 2020.